Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

RYDER REPORTS FIRST QUARTER 2013 RESULTS

•	Q1 Comparable EPS from Continuing Operations Up 17% to $0.81

•	Q1 EPS from Continuing Operations Up 16% to $0.79

•	Q1 Operating Revenue Grows 3%; Total Revenue Up 2%

•	Full-Year 2013 Comparable EPS Forecast Reaffirmed at $4.70 to $4.85

MIAMI, April 23, 2013 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations for the three-month period ended March 31, 2013 were $0.79, compared with $0.68 in the year-earlier period. Earnings from continuing operations were $40.8 million, compared with $34.9 million in the year-earlier period. Earnings per diluted share and earnings from continuing operations in the first quarter of 2013 included net expense of $0.02 or $1.2 million related to non-operating pension costs, partially offset by a foreign currency translation benefit. Earnings per diluted share and earnings from continuing operations in the year-earlier quarter included net expense items of $0.01 or $0.6 million, respectively, related to non-operating pension costs and acquisition-related restructuring costs, partially offset by a tax benefit. Excluding these items in both periods, comparable earnings per diluted share from continuing operations for the first quarter of 2013 were $0.81, up 17% from $0.69 in the same period of 2012. Excluding these items, comparable earnings from continuing operations were $42.0 million in the first quarter, up 18% from $35.5 million in the year-earlier period. The increase in comparable earnings reflects improved performance in both business segments, Fleet Management Solutions (FMS) and Supply Chain Solutions (SCS).
Total revenue for the first quarter of 2013 was $1.56 billion, up 2% from $1.54 billion in the same period last year. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.27 billion, up 3% compared with $1.23 billion in the year-earlier period, reflecting organic full service lease growth as well as increased volumes and new business in SCS. FMS total revenue increased 3% due primarily to higher operating revenue. FMS operating revenue increased 4% due to higher full service lease revenue. SCS total revenue increased 1%, driven by higher operating revenue, partially offset by lower subcontracted transportation revenue. SCS operating revenue increased 2% due to improved freight volumes and new business in the automotive sector and dedicated services, partially offset by lower volumes in the high-tech sector.
Net earnings per diluted share (including discontinued operations) for the three-month period ended March 31, 2013 were $0.77 versus $0.67 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.02 in the first quarter of 2013, compared with a loss of $0.01 in the same period of the prior year. Net earnings for the first quarter of 2013 were $39.9 million versus $34.3 million in the year-earlier period.
Commenting on the Company’s first quarter 2013 performance, Ryder President and CEO Robert Sanchez said, “We delivered strong earnings growth with a 17% increase in comparable earnings per share on operating revenue growth of 3%. Our largest product line, full service lease, led our performance for the quarter, reflecting the benefits of both improved residual values as well as the strong vehicle replacement cycle underway with customers. Maintenance costs improved due to a younger lease fleet; however, maintenance costs did not decline as much as anticipated due to upfront costs on initiatives and other items. We experienced better-than-expected demand for commercial rental in North America with higher utilization on a smaller fleet, partially offset by lower demand in the U.K. Used vehicles sales results were in line with expectations, with continued strong pricing. SCS revenue and earnings improved and were also in line with expectations.”

First Quarter Business Segment Operating Results

Fleet Management Solutions (FMS)
In the FMS business segment, total revenue in the first quarter of 2013 was $1.10 billion, up 3% compared with the year-earlier period. Fuel services revenue in the first quarter of 2013 decreased 1% compared with the same period in 2012 due to fewer gallons sold, partially offset by higher fuel prices passed through to customers. Operating revenue (revenue excluding fuel) in the first quarter of 2013 was $824.0 million, up 4% compared with the year-earlier period. Full service lease revenue increased 4% in the first quarter of 2013 due to higher prices on replacement vehicles, and higher miles driven per vehicle. Commercial rental revenue increased 1% reflecting higher pricing.
FMS earnings before tax were $60.7 million in the first quarter of 2013, up 20% compared with $50.7 million in the same period of 2012. Earnings increased due to better full service lease results and depreciation benefits associated with improved residual values. Full service lease results benefited from higher per vehicle pricing reflecting new engine technology and increased miles driven. Lower maintenance costs on a younger lease fleet were partially offset by increased costs to prepare vehicles for sale and up-front investments in initiatives for which benefits have not yet been realized. Commercial rental performance improved as a result of higher pricing on an 8% smaller average fleet, offset by increased investments in preventive maintenance. Rental power fleet utilization was 73.8% for the first quarter of 2013, up from 68.9% in the year-earlier period. Used vehicle sales results were in line with the same period last year, as increased volumes of vehicles sold with strong pricing were offset by higher carrying costs on a larger inventory. FMS earnings before tax as a percentage of operating revenue were 7.4% in the first quarter of 2013, up 100 basis points from 6.4% in the same quarter a year ago.

Supply Chain Solutions (SCS)
In the SCS business segment, first quarter 2013 total revenue was $576.5 million, up 1%, as higher operating revenue offset lower subcontracted transportation. Operating revenue (revenue excluding subcontracted transportation) was $494.8 million, an increase of 2% from the prior year. SCS operating revenue comparisons primarily benefited from increased volumes and new business in the automotive sector and dedicated services, partially offset by lower volumes in the high-tech sector.
SCS earnings before tax of $23.8 million increased 9% in the first quarter of 2013 compared with $21.9 million in 2012, driven by favorable insurance development, net revenue growth, and improved operating performance. SCS earnings before tax as a percentage of operating revenue were 4.8% in the first quarter of 2013, up 30 basis points from 4.5% in the same quarter a year ago.

Corporate Financial Information

Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the first quarter of 2013, CSS costs were $51.3 million, up from $48.6 million in the year-earlier period, primarily driven by planned investments in information technology.

Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $5.2 million ($3.1 million after tax) or $0.06 per diluted share in the first quarter of 2013, down from $8.0 million ($4.9 million after tax) or $0.10 per diluted share in the year-earlier period. This decrease primarily reflects the benefit of higher pension asset returns in 2012 as well as contributions, partially offset by a lower discount rate.
In the first quarter of 2013, the Company recognized a pre-tax benefit of $1.9 million ($1.9 million after tax) or $0.04 per diluted share from the recognition of the accumulated foreign currency translation adjustment from a foreign operation which has substantially ceased.
In the first quarter of 2012, pre-tax restructuring charges totaled $0.9 million ($0.6 million after tax) or $0.01 per diluted share for costs associated with the integration of the Hill Hire acquisition. The first quarter results in the year-earlier period also included a tax benefit as described below.

Income Taxes
The Company’s effective income tax rate from continuing operations for the first quarter of 2013 was 34.7% of earnings before tax compared with 26.9% in the year-earlier period. The year-earlier period income tax rate was positively impacted by $5.0 million (10.4% of earnings before tax) from the favorable resolution of a tax item related to prior years, and a higher proportionate amount of earnings in lower rate jurisdictions. The Company’s first quarter 2013 comparable effective income tax rate was 36.2% of earnings before tax compared with 37.3% in the prior year. This decline was primarily due to lower non-deductible items.

Capital Expenditures
Capital expenditures from continuing operations were $449 million for the first quarter of 2013, compared with $787 million in the same period of 2012. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $336 million, compared with $693 million in the same period of 2012. The decrease in capital expenditures primarily reflects lower planned investments in the commercial rental fleet.

Cash Flow
Operating cash flow from continuing operations through March 31, 2013 was $249 million, up from $186 million in the same period of 2012, due to lower working capital needs and improved cash-based earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations through March 31, 2013, was $393 million, compared with $296 million in the same period of 2012. Free cash flow from continuing operations through March 31, 2013 improved to negative $27 million, compared with negative $175 million for the same period of 2012. The improvement was due primarily to higher cash flows from operations and lower cash payments for commercial rental capital spending.

Leverage
Balance sheet debt as of March 31, 2013 increased by $25 million compared with year-end 2012 resulting from negative free cash flow. The leverage ratio for balance sheet debt as of March 31, 2013 was 258%, compared with 260% at year-end 2012. Total obligations to equity as of March 31, 2013 were 268%, compared with 270% at year-end 2012. Total obligations to equity remain within Ryder’s long-term target range of 250% to 300%.

2013 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “We delivered increased revenue and earnings in an uneven economic environment during the first quarter. Looking ahead, we expect many of the same trends that drove this quarter’s performance to continue into the second quarter. Full service lease results should continue to lead the overall improvement in our 2013 earnings. We believe commercial rental will perform better than originally expected, driven by a better-than-anticipated demand environment in North America, with some continuing offset from the U.K. In used vehicle sales, we expect continued solid pricing with elevated inventories reflecting the strong lease replacement cycle. In Supply Chain Solutions, we are forecasting an improving revenue growth rate for the balance of the year, with continuing solid earnings.
“Based on these factors, we are reaffirming our full-year 2013 earnings forecast of $4.70 to $4.85 per share. We have also established a second quarter earnings forecast of $1.20 to $1.24 per share.”

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

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Fleet Management Solutions – The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

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Supply Chain Solutions – The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. The segment also includes all activity related to the Company’s dedicated solution (formerly dedicated contract carriage). These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.Ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding revenue growth, maintenance costs, rental utilization and pricing, used vehicle results, future earnings, and about the economic trends that may affect our future operations and provide upside in future years. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, increases or decreases in market demand in the commercial rental market, lower than expected lease sales, fluctuations in market demand on the sale of used vehicles impacting inventory levels, pricing and our anticipated proportion of retail versus wholesale sales, higher than expected maintenance costs, lower than expected benefits from maintenance initiatives, a slowdown of the economic recovery and decreases in freight demand or volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions, competition from other service providers, customer retention levels, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, comparable earnings before income tax, comparable tax rate, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release.  Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our investor presentation for the quarter, our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this news release with the SEC, which are available in the Investors area of our website at http://investors.ryder.com.

Beginning in 2013, comparable earnings and the other financial measures and ratios derived from comparable earnings will exclude non-operating pension costs.  For more information on our new calculation method, see our investor presentation for the quarter, which is available in the Investors area of our website at http://investors.ryder.com and is filed as an exhibit to our Form 8-K filed as of the date of this news release with the SEC.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, April 23, 2013, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be President and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG9166350 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-568-0352 (outside U.S. dial 1-203-369-3907), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

19-13

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended March 31, 2013 and 2012
(In millions, except per share amounts)

	Three Months
	2013	2012

Lease and rental revenues	$659.7	637.9
Services revenue	689.5	678.4
Fuel services revenue	213.8	220.1
Total revenues	1,563.0	1,536.3

Cost of lease and rental	470.1	458.9
Cost of services	585.4	575.7
Cost of fuel services	210.3	215.6
Other operating expenses	38.0	34.2
Selling, general and administrative expenses	189.8	195.0
Gains on vehicle sales, net	(23.0)	(22.0)
Interest expense	34.5	34.8
Miscellaneous income, net	(4.6)	(4.5)
Restructuring and other charges, net	—	0.9
	1,500.5	1,488.6

Earnings from continuing operations before income taxes	62.5	47.7
Provision for income taxes	21.7	12.8
Earnings from continuing operations	40.8	34.9
Loss from discontinued operations, net of tax	(0.9)	(0.6)
Net earnings	$39.9	34.3

Earnings (loss) per common share - Diluted
Continuing operations	$0.79	0.68
Discontinued operations	(0.02)	(0.01)
Net earnings	$0.77	0.67

Earnings per share information - Diluted
Earnings from continuing operations	$40.8	34.9
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.4)	(0.5)
Earnings from continuing operations available to common stockholders	$40.4	34.4

Weighted-average shares outstanding - Diluted	51.4	50.9

Memo:
Depreciation expense	$231.5	226.6
Subcontracted transportation	$81.6	87.3

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$0.79	0.68
Non-operating pension costs	0.06	0.10
Foreign currency translation benefit	(0.04)	—
Tax benefits	—	(0.10)
Restructuring and other charges	—	0.01
Comparable EPS from continuing operations	$0.81	0.69
* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	March 31, 2013	December 31, 2012

Assets:
Cash and cash equivalents	$76.5	66.4
Other current assets	994.4	973.8
Revenue earning equipment, net	5,809.0	5,754.6
Operating property and equipment, net	625.7	624.9
Other assets	886.5	899.3
	$8,392.1	8,319.0

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$259.7	368.0
Other current liabilities	919.1	904.7
Long-term debt	3,585.9	3,452.8
Other non-current liabilities (including deferred income taxes)	2,136.2	2,126.0
Shareholders' equity	1,491.1	1,467.5
	$8,392.1	8,319.0

SELECTED KEY RATIOS AND METRICS

	March 31, 2013	December 31, 2012

Debt to equity	258%	260%
Total obligations to equity *	268%	270%
Effective interest rate (average cost of debt)	3.6%	3.8%

	Three months ended March 31,
	2013	2012

Cash provided by operating activities from continuing operations	$248.9	186.3
Free cash flow *	(26.6)	(175.0)
Capital expenditures paid	420.1	471.0

Capital expenditures (accrual basis)	$449.4	787.4
Less: Proceeds from sales (primarily revenue earning equipment)	(113.3)	(94.2)
Net capital expenditures	$336.1	693.2

	Twelve months ended March 31,
	2013	2012

Return on average shareholders' equity	15.0%	12.7%
Return on average assets	2.6%	2.4%
Adjusted return on capital *	5.6%	5.6%
Weighted average cost of capital	4.7%	5.3%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not round due to rounding.

2

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended March 31, 2013 and 2012
(Dollars in millions)

	Three Months
	2013	2012	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$533.2	510.6	4%
Contract maintenance	46.1	47.0	(2)%
Contractual revenue	579.3	557.6	4%
Contract-related maintenance	53.3	46.5	15%
Commercial rental	173.1	171.2	1%
Other	18.2	17.4	5%
Fuel	275.7	278.6	(1)%
Total Fleet Management Solutions	1,099.7	1,071.4	3%
Supply Chain Solutions	576.5	571.9	1%
Eliminations	(113.2)	(107.0)	(6)%
Total revenue	$1,563.0	1,536.3	2%

Operating Revenue: *
Fleet Management Solutions	$824.0	792.7	4%
Supply Chain Solutions	494.8	484.6	2%
Eliminations	(51.3)	(48.4)	(6)%
Total operating revenue	$1,267.5	1,228.9	3%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$60.7	50.7	20%
Supply Chain Solutions	23.8	21.9	9%
Eliminations	(7.3)	(6.5)	(13)%
	77.2	66.1	17%
Unallocated Central Support Services	(11.4)	(9.5)	(20)%
Non-operating pension costs	(5.2)	(8.0)	34%
Restructuring and other charges, net and other items	1.9	(0.9)	NM
Earnings from continuing operations before income taxes	62.5	47.7	31%
Provision for income taxes	21.7	12.8	(69)%
Earnings from continuing operations	$40.8	34.9	17%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

3

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended March 31, 2013 and 2012
(Dollars in millions)

	Three Months
	2013	2012	B(W)

Fleet Management Solutions

Total revenue	$1,099.7	1,071.4	3%
Fuel revenue	(275.7)	(278.6)	(1)%
Operating revenue *	$824.0	792.7	4%

Segment earnings before income taxes	$60.7	50.7	20%

Earnings before income taxes as % of total revenue	5.5%	4.7%

Earnings before income taxes as % of operating revenue *	7.4%	6.4%

Supply Chain Solutions

Total revenue	$576.5	571.9	1%
Subcontracted transportation	(81.6)	(87.3)	(6)%
Operating revenue *	$494.8	484.6	2%

Segment earnings before income taxes	$23.8	21.9	9%

Earnings before income taxes as % of total revenue	4.1%	3.8%

Earnings before income taxes as % of operating revenue *	4.8%	4.5%

Memo:
Dedicated services operating revenue *	$291.1	282.1	3%
Dedicated services subcontracted transportation	33.6	46.3	(27)%
Dedicated services total revenue	324.8	328.3	(1)%

Fuel costs	$68.2	66.8	(2)%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

4

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

			Change 2013/2012
	Three months ended March 31,		Three Months
	2013	2012

Full service lease
Average fleet count	121,900	121,500	—%
End of period fleet count	121,700	121,700	—%
Miles/unit per day change - % (a)	4.2%	(0.4)%	460 bps

Commercial rental
Average fleet count	37,100	40,500	(8)%
End of period fleet count	36,500	41,300	(12)%
Rental utilization - power units	73.8%	68.9%	490 bps
Rental rate change - % (b)	2.2%	5.2%	(300) bps

Customer vehicles under
contract maintenance
Average fleet count	37,700	35,400	6%
End of period fleet count	38,100	35,600	7%

SCS
Average fleet count (c)	11,700	11,500	2%

Used vehicle sales (UVS)
Average UVS inventory	9,700	7,400	31%
End of period fleet count	10,000	8,700	15%
Used vehicles sold	5,800	4,700	23%
UVS pricing change - % (d)
Tractors	(10)%	20%
Trucks	6%	3%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(d)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

5

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended March 31,
	2013	2012

Total revenue	$1,563.0	1,536.3
Fuel services and subcontracted transportation revenue	(357.4)	(365.9)
Fuel eliminations	61.9	58.6
Operating revenue *	$1,267.5	1,228.9

DEBT TO EQUITY RECONCILIATION	March 31, 2013	% to Equity	December 31, 2012	% to Equity

On-balance sheet debt	$3,845.6	258%	$3,820.8	260%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	143.9		148.0
Total obligations *	$3,989.5	268%	$3,968.8	270%

CASH FLOW RECONCILIATION	Three months ended March 31,
	2013	2012

Net cash provided by operating activities from continuing operations	$248.9	186.3
Proceeds from sales (primarily revenue earning equipment)	113.3	94.2
Collections on direct finance leases	27.4	15.5
Other, net	3.8	—
Total cash generated *	393.4	296.0
Capital expenditures	(420.1)	(471.0)
Free cash flow *	$(26.6)	(175.0)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended March 31,
	2013	2012

Net earnings (12-month rolling period)	$215.6	179.0
+ Restructuring and other items	13.9	5.8
+ Income taxes	99.8	103.5
Adjusted earnings before income taxes	329.3	288.3
+ Adjusted interest expense (b)	143.4	135.4
- Adjusted income taxes	(170.3)	(156.1)
= Adjusted net earnings for ROC (numerator)	$302.3	267.6

Average total debt	$3,793.5	3,255.9
Average off-balance sheet debt	146.7	72.2
Average shareholders' equity	1,440.3	1,408.7
Adjustment to equity (c)	(4.4)	5.4
Adjusted average total capital (denominator)	$5,376.0	4,742.1

Adjusted ROC *	5.6%	5.6%

Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

6

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months
	2013
	Reported		Comparable
	Earnings	Adjustment	Earnings *

Revenue	$1,563.0		$1,563.0

Cost of lease and rental	470.1	—	470.1
Cost of services	585.4	—	585.4
Cost of fuel services	210.3	—	210.3
Other operating expenses	38.0	—	38.0
Selling, general and administrative expenses (a)	189.8	(5.2)	184.6
Gains on vehicle sales, net	(23.0)	—	(23.0)
Interest expense	34.5	—	34.5
Miscellaneous income, net (b)	(4.6)	1.9	(2.7)
Restructuring and other charges, net	—	—	—
	1,500.5	(3.3)	1,497.2
Earnings from continuing operations before income taxes	62.5	3.3	65.8
Provision for income taxes (c)	(21.7)	(2.2)	(23.9)
Earnings from continuing operations	40.8	1.2	42.0

Tax rate on continuing operations	34.7%		36.2%

Earnings per common share - Diluted:
Continuing operations	$0.79	0.02	$0.81

	Three Months
	2012
	Reported		Comparable
	Earnings	Adjustment	Earnings *

Revenue	$1,536.3		$1,536.3

Cost of lease and rental	458.9	—	458.9
Cost of services	575.7	—	575.7
Cost of fuel services	215.6	—	215.6
Other operating expenses	34.2	—	34.2
Selling, general and administrative expenses (a)	195.0	(8.0)	187.0
Gains on vehicle sales, net	(22.0)	—	(22.0)
Interest expense	34.8	—	34.8
Miscellaneous income, net	(4.5)	—	(4.5)
Restructuring and other charges, net (d)	0.9	(0.9)	—
	1,488.6	(8.9)	1,479.7
Earnings from continuing operations before income taxes	47.7	8.9	56.6
Provision for income taxes (e)	(12.8)	(8.3)	(21.1)
Earnings from continuing operations	34.9	0.6	35.5

Tax rate on continuing operations	26.9%		37.3%

Earnings per common share - Diluted:
Continuing operations	$0.68	0.01	$0.69

Notes regarding adjustments:

(a)	Non-operating pension costs which includes the amortization of actuarial loss, interest cost and expected return on plan assets
(b)	Foreign currency translation benefit
(c)	Tax impact of non-operating pension costs
(d)	Restructuring charges for acquisition-related lease termination costs
(e)	Tax benefit related to favorable resolution of a prior year tax item and tax impact of restructuring charges and non-operating pension costs

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

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